Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Announces 32.5% Growth in Revenue in First Quarter 2008

HOUSTON, May 8, 2008 - Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, today reported results for the first quarter of 2008.

1Q 2008 Highlights vs. 1Q 2007 Highlights

•	32.5% growth in Revenue

•	21.8% increase in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

•	9.0% growth in Income from Operations

•	7.8% decline in Net Income and 10.0% decline in Diluted Earnings per Share

•	Acquisition of Teledrift, Inc. and issuance of $115 Million of Convertible Notes to finance the acquisition

Total revenue for the first quarter of 2008 was $46.5 million, an increase of 32.5%, compared to $35.1 million for the first quarter of 2007. Revenue increased due to increased market penetration of the Microemulsion products and the acquisition of Teledrift.

Income from operations for the first quarter of 2008 totaled $7.2 million, an increase of 9.0%, compared to $6.6 million for the first quarter of 2007. Income from operations as a percentage of revenue decreased from 18.7% for the first quarter of 2007 to 15.4% for the first quarter of 2008. Gross margins remained constant; however, selling, general and administrative (“SG&A”) costs and depreciation and amortization increased as a percentage of revenue during the first quarter of 2008. SG&A increased 47.1% from $7.0 million to $10.3 million during the first quarter of 2008. A significant portion of the growth in SG&A was spent to add staff to manage the larger business and anticipated growth. Depreciation and amortization was up 92.0% from $1.3 million in first quarter of 2007 to $2.5 million in the first quarter of 2008. This increase was attributable to increased capital expenditures and acquisitions.

Interest expense increased to $1.6 million in the first quarter of 2008 from $0.8 million in 2007. This increase is primarily attributable to the Convertible Notes issued to finance the Teledrift acquisition.

Flotek earned net income of $3.4 million, or $0.18 per fully diluted share for the first quarter 2008 compared to $3.7 million or $0.20 per fully diluted share for the same period in 2007. Net income and fully diluted earnings per share were down 7.8% and 10.0%, respectively, for the quarter.

EBITDA increased 21.8% from $8.0 million in first quarter of 2007 to $9.7 million in the first quarter of 2008.

Jerry D. Dumas, Sr., Chairman of the Board, CEO and President, stated, “I am pleased with the growth in revenues and the efforts of our employees during this first quarter. We successfully accomplished the significant acquisition of Teledrift, along with the supporting financing, which have long reaching potential for our future growth. We also acknowledge the growth and integration has increased SG&A costs, and we are already aggressively pursuing expense controls in this area.”

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well stimulation, acidizing, drilling, and production treatment. The segment provides bulk blending and transload services for products used in well cementing.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

Chemicals and Logistics revenue for first quarter 2008 was $23.6 million, an increase of 39.7%, compared to $16.9 million for the same period in 2007. The increase in revenue is primarily the result of increased acceptance and market penetration of our products, particularly our biodegradable, environmentally benign “green” chemicals (Microemulsions). Sales of these products grew 45.6% from $10.8 million in the first quarter 2007 to $15.7 million in the first quarter 2008. Microemulsion sales grew as a percentage of total Chemicals and Logistics revenue from 63.7% to 66.5% in the first quarter of 2008. Microemulsion product sales to independent pressure pumping companies comprised 22.0% of revenue demonstrating a broader customer base acceptance of this chemistry in the first quarter of 2008.

Income from operations was $8.2 million for the first quarter 2008, an increase of 30.1%, compared to $6.3 million for the same period in 2007. Income from operations as a percentage of revenue was 34.6% compared to 37.2% in the first quarter of 2007. The decrease in income from operations resulted from higher direct costs and field indirect costs associated with the rapid expansion of Research and Development activity during the quarter.

Drilling Products Segment

Drilling Products revenue for the first quarter 2008 was $19.3 million, an increase of 32.0%, compared to $14.6 million for the first quarter in 2007. This growth can be attributed to the contributions from the Teledrift acquisition and geographical market expansion into the Bakken shale in the Williston Basin and the Farmington, New Mexico area. Revenue growth was inhibited by a four month delay in receiving spare parts which curtailed the rental of 40% of our CAVO motor fleet.

Income from operations was $2.8 million for the first quarter 2008 or 53.2% higher than the $1.8 million for the same period in 2007. Income from operations as a percentage of revenue increased to 14.4% of revenue in the first quarter 2008 compared to 12.4% for the first quarter 2007.

Artificial Lift Segment

Artificial lift revenue remained constant at $3.6 million for the first quarter of 2008 as compared to first quarter 2007.

Income from operations was $0.2 million for the first quarter 2008 compared to $0.3 million for the first quarter in 2007. Income from operations as a percentage of revenue dropped from 8.5% in first quarter 2007 to 5.7% in first quarter 2008. This drop can be attributed to international delivery delays. With opportunities presenting themselves in our drilling and chemical businesses, we are delaying activity in Artificial Lift with the exception of rod pumps. We will also shift focus from Venezuela to the Farmington, New Mexico region.

Corporate and Other

General and administrative expenses were $4.0 million for the first quarter of 2008 compared to $1.8 million for the first quarter 2007. Expansion of our corporate personnel and professional services to accommodate the significant growth of the Company were the primary drivers for the increase. Personnel costs during the first quarter of 2008 included $0.7 million of stock-based compensation expense, while no stock-based compensation expense was recognized for the first quarter of 2007. We have been actively hiring personnel to replace outside consultants in several areas including IT and accounting.

Other Income (Expense)

Interest expense increased from $0.8 million in the first quarter of 2007 to $1.6 million in the first quarter of 2008 because of higher debt levels incurred to finance the acquisitions made in the last half of 2007 and Teledrift in the first quarter of 2008.

Significant Events and Technology

•	Addition of Teledrift, Inc. and their portfolio of MWD (measurement while drilling) tools.

•	Notification has been received that first Microemulsion patent is being issued.

•	Microemulsion product was shipped to Middle East for fracturing and acidizing with a major pumping customer. Microemulsion is being used in Latin America for the first time.

•	Two major customers indicate increases in Microemulsion usage for 2008.

•

$1.6 million of spare parts will be arriving for CAVO which will restore the entire mud motor fleet to service over the next few months. Flotek has also secured a domestic supplier to ensure future supply.

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share data) (unaudited)
Revenue	$46,471	$35,079

Cost of revenue	26,106	20,032

Gross profit	20,365	15,047

Expenses:
Selling, general and administrative	10,268	6,977
Depreciation and amortization	2,540	1,323
Research and development	386	170

Total expenses	13,194	8,470

Income from operations	7,171	6,577

Other income (expense):
Interest expense	(1,646)	(811)
Investment income and other	(15)	63

Total other income (expense)	(1,661)	(748)

Income before income taxes	5,510	5,829
Provision for income taxes	(2,094)	(2,126)

Net income	$3,416	$3,703

Basic and diluted earnings per common share:
Basic earnings per common share	$0.18	$0.21
Diluted earnings per common share	$0.18	$0.20
Weighted average common shares used in computing basic earnings per common share	18,723	17,830
Incremental common shares from stock options, warrants and restricted stock	690	1,056

Weighted average common shares used in computing diluted earnings per common share	19,413	18,886

First Quarter Conference Call

Date & Time:	May 8, 2008 at 9:30am CDT/ 10:30 EDT.

Dial-In Number:	800-860-2442 (U.S. & Canada)
412-858-4600 (International)
Passcode: Flotek
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through May 16, 2008 by calling 877-344-7529 with passcode 419184.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

The target ranges set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.'s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on Form 10-K (including without limitation in the "Risk Factors" Section) and Form 10-Q, and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.

	Three Months Ended March 31,
	2008	2007
	(in thousands) (unaudited)
Net income	$3,416	$3,703
Interest expense	1,646	811
Income taxes	2,094	2,126
Depreciation and amortization	2,540	1,323

EBITDA	$9,696	$7,963